As filed with the Securities and Exchange Commission on October 30, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
         Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
John B. Sanfilippo & Son, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2419677
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1703 N. Randall Road
Elgin, Illinois 60123-7820
(Address of Principal Executive Offices and Zip Code)

John B. Sanfilippo & Son, Inc.
2008 Equity Incentive Plan
(Full Title of the Plan)
Michael J. Valentine
Chief Financial Officer and Group President
John B. Sanfilippo & Son, Inc.
1703 N. Randall Road
Elgin, Illinois 60123-7820
Telephone: (847) 289-1800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Jerry J. Burgdoerfer, Esq.
Jenner & Block LLP
330 N. Wabash Ave.
Chicago, IL 60611-7603
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Type Of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount Of
To Be Registered	Registered(1)	Per Share(2)	Price(2)	Registration Fee
Common Stock, par value $.01 per share	1,000,000	$6.355	$6,355,000.00	$249.75

(1)	Includes an indeterminate number of additional shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”) that may be issued to adjust the number of shares issued pursuant to the plan described herein as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Computed pursuant to Rules 457 (c) and (h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee based on the average of the high ($6.70) and low ($6.01) prices of John B. Sanfilippo & Son’s common stock as reported on the Nasdaq Global Market on October 24, 2008.
This Registration Statement shall become effective upon filing in accordance with rule 462 of the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants under the John B. Sanfilippo & Son, Inc. 2008 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by John B. Sanfilippo & Son, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement, with the exception of any documents or portion of such documents deemed furnished but not filed pursuant to the Exchange Act:
•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 26, 2008, filed with the Commission on August 28, 2008, which contains audited financial statements for the most recent fiscal year for which the statements have been filed;

•	The Registrant’s Current Report on Form 8-K filed with the Commission on August 28, 2008;

•	The Registrant’s four Current Reports on Form 8-K filed with the Commission on October 30, 2008; and

•	The description of the Registrant’s Common Stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form S-1 (Amendment No. 3) (Commission File No. 33-43353), filed with the Commission on November 25, 1991, including any amendments or reports filed for the purpose of updating such description.
     In addition to the foregoing, all documents, with the exception of any documents or portion of such documents deemed furnished but not filed pursuant to the Exchange Act, subsequently filed by (i) the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”), provides that a Delaware corporation may indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any third party proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, (i.e., one by or in the right of a corporation) the corporation is permitted to indemnify directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Pursuant to the DGCL, if a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, such person must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Any indemnification under section 145 shall be made by the corporation only if it has been determined that the person has met the applicable standard of conduct. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
     The Registrant’s Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, the Registrant shall indemnify any officer or director of the Registrant, and may, pursuant to resolutions adopted from time to time by the Board of Directors of the Registrant, indemnify such other persons whom it shall have power to indemnify, from and against any and all of the expenses, liabilities or other losses of any nature.
     The Registrant’s Restated Certificate of Incorporation also provides that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Article V of the Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify and hold harmless for any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to employee benefit plans), against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by him or her.
     The Amended and Restated Bylaws further provide that the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant has the power to indemnify him or her against such liability under the provisions of the Bylaws. Pursuant to this provision, the Registrant has in force insurance policies which purport to insure against any liability incurred by its directors and officers in defense of any action relating to their positions as directors and officers, within the limits and subject to the terms of the policies. The Registrant has also entered into separate indemnification agreements with certain of its directors.
Item 7. Exemption From Registration Claimed
     Not Applicable.
Item 8. Exhibits
     The following exhibits are filed as part of this Registration Statement:

4.1	Specimen Common Stock Certificate

4.2	Specimen Class A Common Stock Certificate

5.1	Opinion of Jenner & Block LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Jenner & Block LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page(s) to this Registration Statement)

99	2008 Equity Incentive Plan
Item 9. Undertakings
A. The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant, pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Elgin, State of Illinois on this 30th day of October, 2008.

JOHN B. SANFILIPPO & SON, INC.
By:	/s/ JEFFREY T. SANFILIPPO
Jeffrey T. Sanfilippo
Chief Executive Officer

Power of Attorney
     Each person whose individual signature appears below hereby authorizes Michael J. Valentine, Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., or any of them, as attorneys-in-fact with the power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 30, 2008.

Signature	Title

Chief Executive Officer
/s/ JEFFREY T. SANFILIPPO Jeffrey T. Sanfilippo	(Principal Executive Officer)

Chief Financial Officer and Group President
/s/ MICHAEL J. VALENTINE Michael J. Valentine	(Principal Financial Officer)

Director of Financial Reporting and Taxation
/s/ HERBERT J. MARROS Herbert J. Marros	(Principal Accounting Officer)

/s/ JASPER B. SANFILIPPO Jasper B. Sanfilippo	Director

/s/ JIM EDGAR Jim Edgar	Director

/s/ DANIEL M. WRIGHT Daniel M. Wright	Director

/s/ MATHIAS A. VALENTINE Mathias Valentine	Director

/s/ JASPER B. SANFILIPPO JR. Jasper B. Sanfilippo Jr.	Director

/s/ TIMOTHY R. DONOVAN Timothy R. Donovan	Director

EXHIBIT INDEX

Exhibit No.
4.1	Specimen Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Amendment No. 3), Registration No. 33-43353, as filed with the Commission on November 25, 1991 (Commission File No. 0-19681))

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Amendment No. 3), Registration No. 33-43353, as filed with the Commission on November 25, 1991 (Commission File No. 0-19681))

5.1	Opinion of Jenner & Block LLP*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Jenner & Block LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page(s) to this Registration Statement)

99	2008 Equity Incentive Plan*

*	Filed herewith.